Exhibit 3.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

HYUNDAI ABS FUNDING, LLC

December 8, 2015

This Limited Liability Company Agreement (together with the schedules attached hereto, as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) of Hyundai ABS Funding, LLC (the “Company”), is entered into by Hyundai Capital America, a California corporation, as the sole equity member (the “Member”), and Jennifer A. Schwartz, as the Independent Director (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, Hyundai ABS Funding Corporation (the “Corporation”) was incorporated as a Delaware corporation on August 14, 2001;

WHEREAS, by unanimous written consent, the board of directors of the Corporation adopted a resolution adopting and approving the conversion of the Corporation to a Delaware limited liability company and the adoption of this Agreement, and recommending the adoption of such conversion and this Agreement to the sole stockholder of the Corporation, pursuant to Sections 141(f) and 266 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”);

WHEREAS, by unanimous written consent, the sole stockholder of the Corporation adopted and approved the conversion of the Corporation to a limited liability company and the adoption of this Agreement pursuant to Sections 228 and 266 of the DGCL;

WHEREAS, on the date hereof, the Corporation was converted to a limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.) (as amended from time to time, the “Act”) and Section 266 of the DGCL (the “Conversion”), by causing the filing with the Secretary of State of the State of Delaware of a certificate of conversion to limited liability company (the “Certificate of Conversion”) and a certificate of formation (the “Certificate of Formation”); and

WHEREAS, pursuant to this Agreement and the Conversion, all shares of capital stock in the Corporation were converted into limited liability company interests in the Company and the sole stockholder of the Corporation is admitted as a member of the Company owning 100% of the limited liability company interests in the Company.

NOW THEREFORE, the undersigned hereby agree as follows:

Section 1.                Name.

The name of the Company is Hyundai ABS Funding, LLC.

Hyundai ABS Funding LLC Agreement

Section 2.                Principal Business Office.

The principal business office of the Company shall be located at c/o Hyundai Capital America, 3161 Michelson Drive, Suite 1900, Irvine, California 92612 or such other location as may hereafter be determined by the Member.

Section 3.                Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904.

Section 4.                Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904.

Section 5.                Members; Special Member.

(a)            The mailing address of the Member is set forth on Schedule B attached hereto.

(b)            Subject to Section 9(j), the Member may act by written consent.

(c)            Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), the person acting as an Independent Director pursuant to Section 10 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as the Special Member and shall continue the Company without dissolution. The Special Member may not resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Director pursuant to Section 10; provided, however, that the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a new Member or a substitute Special Member. The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, the Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. The Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of the Special Member, the person acting as an Independent Director pursuant to Section 10 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, the person acting as an Independent Director pursuant to Section 10 shall not be a member of the Company.

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Section 6.                Certificates.

(a)            Effective as of the time of the Conversion, (i) the Certificate of Incorporation of the Corporation and the By-Laws of the Corporation, each as in effect on the date hereof, are replaced and superseded in their entirety by the Certificate of Formation and this Agreement in respect of all periods beginning on or after the Conversion, (ii) all of the shares of capital stock in the Corporation issued and outstanding immediately prior to the Conversion are converted to all the limited liability company interests in the Company, (iii) the sole stockholder of the Corporation is hereby automatically admitted as a member of the Company owning 100% of the limited liability company interests in the Company, (iv) the Member continues the business of the Corporation without dissolution in the form of a Delaware limited liability company governed by this Agreement, and (v) in accordance with Section 18-214(g) of the Act, the Company shall constitute a continuation of the existence of the Corporation in the form of a Delaware limited liability company and, for all purposes of the laws of the State of Delaware, the Company shall be deemed to be the same entity as the Corporation. All certificates evidencing shares of capital stock of the Corporation issued by the Corporation and outstanding immediately prior to the Conversion shall be surrendered to the Company and shall be canceled on the books and records of the Corporation.

(b)            Sukjin Oh is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The Member or an Officer shall also execute, deliver and file any application or similar document necessary for the Company to obtain any license or registration required to conduct its business in any jurisdiction in which the Company may wish to conduct business.

(c)            The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7.                Purposes.

(a)            The purpose to be conducted or promoted by the Company is to engage in the following business and financial activities:

(i)	entering into and performing obligations under one or more agreements pursuant to which the Company may purchase, receive contributions of or otherwise acquire from time to time retail installment sale contracts secured by new and used automobiles, light-duty trucks and minivans and related rights and assets (“Receivables Assets”);

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(ii)	entering into securitization programs and other financing arrangements with respect to such Receivables Assets;

(iii)	owning, holding, selling, assigning, transferring, pledging, granting security interests in or otherwise exercising ownership rights with respect to Receivables Assets;

(iv)	servicing and collecting, or retaining a servicer to service and collect, the Receivables Assets and the collections attributable thereto, and any related rights and assets;

(v)	issuing or selling one or more series of Securities;

(vi)	acting as settlor or depositor of one or more Delaware statutory trusts or common law trusts (each, an “Issuer”) formed to issue Securities;

(vii)	acquiring, owning, holding, transferring, assigning, pledging, selling or otherwise dealing with any interests in an Issuer or Securities issued by an Issuer;

(viii)	establishing any reserve account, spread account or other credit enhancement for the benefit of any Securities;

(ix)	transferring or investing any income;

(x)	preparing, executing and filing with the Securities and Exchange Commission any documents, including without limitation registration statements, amendments to registration statements, Form 8-Ks, Form 10-
Ds, Form ABS-15Gs, prospectuses, annual reports, letters or agreements, relating to Securities;

(xi)	preparing any private placement memoranda or prospectuses relating to Securities to be offered or sold;

(xii)	serving as a “general partner” of an Issuer for federal, state or local tax purposes;

(xiii)	entering into and performing obligations under agreements reasonably related to transactions described in clauses (i) through (xii) above, including without limitation, any interest rate hedge, cap or swap agreements, transfer agreements, sale agreements, trust agreements, purchase agreements, placement agreements, indemnity agreements, servicing agreements, pooling agreements, administration agreements, custodial agreements or lockbox or controlled account agreements, and any amendments to any of the foregoing (all such agreements, the “Transaction Documents”); and

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(xiv)	engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b)            The Company is hereby authorized to execute, deliver and perform, and the Member or any Director or Officer, each acting singly, on behalf of the Company, are hereby authorized to execute and deliver the Transaction Documents and all documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Director or Officer to enter into other agreements on behalf of the Company.

Section 8.                Powers.

Subject to Section 9(j), the Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.                Management.

(a)            Board of Directors. Subject to Section 9(j), the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors designated by the Member. Subject to Section 10, the Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board. The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 10. The initial number of Directors shall be three, at least one of which shall be an Independent Director pursuant to Section 10. Each Director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal. A Director need not be a Member.

(b)            Powers. Subject to Section 9(j), the Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Sections 7 and 9(j), the Board of Directors has the authority to bind the Company.

(c)            Meeting of the Board of Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors.

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(d)            Quorum:  Acts of the Board. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e)            Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f)             Committees of Directors.

(i)	The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)	In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)	Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Sections 9(j) and 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(iv)	For the avoidance of doubt, any committee of the Board shall not have any power or powers prohibited under Section 9(j).

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(g)            Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h)            Removal of Directors. Unless otherwise restricted by law, any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Member, and, subject to Section 10, any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(i)             Directors as Agents. To the extent of their powers set forth in this Agreement and subject to Section 9(j), the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

(j)             Limitations on the Company’s Activities.

(i)	This Section 9(j) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)	The Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Director” or Sections 5(c), 7, 8, 9, 10, 16, 20, 21, 22, 23, 24, 25, 26, 29 or 31 or Schedule A of this Agreement without the unanimous written consent of the Board (including the Independent Director). Subject to this Section 9(j), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iii)	Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board, any Officer or any other Person, so long as any Obligation is outstanding, none of the Member, the Board, any Officer or any other Person shall be authorized or empowered on behalf of the Company to, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Member and the Board (including the Independent Director), take any Material Action; provided, however, that so long as any Obligation is outstanding, the Board may not vote on, or authorize the taking of, any Material Action, unless there is at least one Independent Director then serving in such capacity.

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(iv)	The Board and the Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that, subject to the terms of the Transaction Documents, the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company. The Board also shall cause the Company to:

(A)	have its own business office (which, however, may be within the premises of and leased from the Member) at which will be maintained its own separate limited liability company books and records;

(B)	observe all requirements of the Act, the Certificate of Formation and this Agreement;

(C)	compensate all consultants and agents directly, from its own bank account, for services provided to it by such consultants and agents and pay its own liabilities and expenses only out of its own funds;

(D)	readily identify and allocate any sharing of overhead expenses between the Company and the Member;

(E)	preserve its limited liability company form and hold itself out to the public and all other Persons as a separate legal entity from the Member and all other Persons;

(F)	strictly observe and maintain separate financial records which are and will continue to be maintained to reflect its assets and liabilities which will be subject to audit by independent public accountants;

(G)	declare and pay all dividends in accordance with law, the provisions of its organic documents, and the provisions of the Transaction Documents;

(H)	maintain its assets and liabilities in such a manner that its individual assets and liabilities can be readily and inexpensively identified from those of the Member or any other Person, including any other subsidiary or Affiliate of the Member;

(I)	maintain its own books of account and records separate from the Member or any other subsidiary or Affiliate of the Member;

(J)	avoid commingling or pooling of its funds or other assets or liabilities with those of the Member or any other subsidiary or Affiliate of the Member, except with respect to the temporary commingling of collections and except with respect to the Member’s retention of certain books and records of the Company and except to the extent that the provisions of the Transaction Documents permit such commingling;

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(K)	properly reflect in its financial records all monetary transactions between it and the Member or any other subsidiary or Affiliate of the Member;

(L)	maintain an arm’s length relationship with its Affiliates and the Member;

(M)	not hold out its credit or assets as being available to satisfy the obligations of others;

(N)	use separate stationery, invoices and checks;

(O)	except as contemplated by the Transaction Documents, not pledge its assets for the benefit of any other Person;

(P)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; and

(Q)	cause the Directors, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Failure of the Company, or the Member or Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Directors.

(v)	So long as any Obligation is outstanding, the Company shall not, without the unanimous approval of the Board (which must include the affirmative vote, consent or approval of the Independent Director) and approval of the Member and, with respect to paragraph (D) below, so long as any Obligation rated by S&P is outstanding, without prior written notice to S&P:

(A)	except as contemplated by the Transaction Documents, guarantee any obligation of any Person, including any Affiliate;

(B)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7, the Transaction Documents or this Section 9(j);

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(C)	incur, create or assume any indebtedness other than as expressly permitted hereunder and under the Transaction Documents;

(D)	make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities (other than an interest in an Issuer) of, any Person, except that the Company may invest in those investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions;

(E)	to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests, in whole or in part, other than such activities as are expressly permitted pursuant to any provision of the Transaction Documents; or

(F)	except as contemplated by Section 7(a), form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

Section 10.              Independent Director.

So long as any Obligation is outstanding, the Member shall cause the Company at all times to have at least one Independent Director who will be appointed by, and may be removed by, the Member. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Director shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 9(j)(iii). No resignation or removal of the Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor (i) shall have accepted his or her appointment as the Independent Director by a written instrument, and (ii) shall have executed a counterpart to this Agreement as required by Section 5(c). In the event of a vacancy in the position of Independent Director, the Member shall, as soon as practicable, appoint a successor Independent Director. All right, power and authority of the Independent Director shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this Section 10, in exercising his rights and performing his duties under this Agreement, the Independent Director shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the DGCL. The Independent Director shall not at any time serve as trustee in bankruptcy for the Company or any Affiliate of the Company. The initial Independent Director of the Company designated by the Member is Jennifer A. Schwartz.

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Section 11.              Officers.

(a)            Officers. The initial Officers of the Company shall be designated by the Member. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.

(b)            President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.

(c)            Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d)            Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e)            Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

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(f)             Officers as Agents; Execution of Documents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(j), the actions of the Officers taken in accordance with such powers shall bind the Company. Without limiting the foregoing, the President, any Senior Vice President or Vice President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 7(b), (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 11(c).

(g)            Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the DGCL.

Section 12.              Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Special Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Director of the Company.

Section 13.              Initial Capital Contributions.

The Member is deemed to have contributed to the Company such amounts, if any, that the Member contributed to the Corporation, as reflected on the books and records of the Company. In accordance with Section 5(c), the Special Member shall not be required to make any capital contributions to the Company.

Section 14.              Additional Contributions.

The Member is not required to make any additional capital contribution to the Company after the date hereof, but the Member may make additional capital contributions to the Company at any time. The provisions of this Section 14 are intended to benefit the Member and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement (it being understood that the Member may agree separately in writing to make capital contributions to the Company, any limitations on such contributions to be described in such writing). To the extent that the Member makes an additional capital contribution to the Company, the Member shall record such contribution in the books and records of the Company kept pursuant to Section 17.

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Section 15.              Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 16.              Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Transaction Document.

Section 17.              Books and Records.

The Company, under the direction of the Board, shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained under the direction of the Board. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 18.              Reports.

(a)            Within 60 days after the end of each fiscal quarter, the Company shall, if requested by the Member, prepare or cause to be prepared an unaudited report setting forth as of the end of such fiscal quarter:

(i)	unless such quarter is the last fiscal quarter, a balance sheet of the Company; and

(ii)	unless such quarter is the last fiscal quarter, an income statement of the Company for such fiscal quarter.

(b)            If requested by the Member, the Company shall, use diligent efforts to cause to be prepared and mailed to the Member, within 90 days after the end of each fiscal year, an audited or unaudited report setting forth as of the end of such fiscal year:

(i)	a balance sheet of the Company;

(ii)	an income statement of the Company for such fiscal year; and

(iii)	a statement of the Member’s capital account.

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(c)            The Company shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Member as promptly as possible any such tax information as may be reasonably necessary to enable the Member to prepare its federal, state and local income tax returns relating to such fiscal year. Nothing in this Section 18 shall limit the Company from hiring a person or company to perform its bookkeeping, accounting or other related services.

Section 19.              Other Business.

The Member, the Special Member and any Affiliate of the Member or the Special Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20.              Exculpation and Indemnification.

(a)            To the fullest extent permitted by law, neither the Member nor the Special Member nor any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member or the Special Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement.

(b)            To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Member and the Special Member shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be payable from amounts allocable to any other Person pursuant to the Transaction Documents.

(c)            To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Member and the Special Member shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be payable from amounts allocable to any other Person pursuant to the Transaction Documents.

14	Hyundai ABS Funding LLC Agreement

(d)            A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)            To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person bound by this Agreement for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.

(f)             Until the date which is one year and one day after the date on which no Obligation remains outstanding, each of the Covered Persons bound by this Agreement, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to such Covered Person by the Company, shall be deemed to agree by such Covered Person’s acceptance of the rights and benefits provided by this Section 20 (A) not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company, and (B) not to join with or cooperate or encourage any other Person to do any of the foregoing.

(g)            The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21.              Assignments.

The Member may assign in whole or in part its limited liability company interest in the Company. Any transferee of a limited liability company interest in the Company pursuant to this Section 21 shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, if the Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Transaction Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

15	Hyundai ABS Funding LLC Agreement

Section 22.              Resignation.

So long as any Obligation is outstanding, the Member may not resign, except as permitted under the Transaction Documents. If the Member is permitted to resign pursuant to this Section 22, an additional member of the Company shall be admitted to the Company, subject to Section 23, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 23.              Admission of Additional Members.

One or more additional Members may be admitted to the Company with the written consent of the Member.

Section 24.              Dissolution.

(a)            The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b)            Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

16	Hyundai ABS Funding LLC Agreement

(c)            Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or the Special Member, or the occurrence of an event that causes the Member or the Special Member to cease to be a member of the Company.

(d)            In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; provided, that in the event of dissolution, to the fullest extent permitted by law, (i) the Company shall not (except as permitted under the Transaction Documents) liquidate any asset that is securing any Obligation of the Company that has been rated by one or more rating agencies at the request of the Company, unless the Company has obtained the consent of each holder of such rated Obligation (and except that such asset shall continue to be serviced in the ordinary course) and (ii) the holders of the rated Obligations shall have the independent ability to retain the collateral related thereto and continue to pay scheduled amounts due with respect to the rated Obligations or, in the event the proceeds from the sale of such collateral would be insufficient to pay all amounts due with respect to the rated Obligations, to liquidate such collateral. Holders of the rated Obligations may continue to exercise all of their rights under any existing security agreements or mortgages and may retain the collateral related thereto until the rated Obligations have been paid in full or otherwise completely discharged.

(e)            The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25.              Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Member in the Company is personal property.

Section 26.              Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or the Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except for Covered Persons and as provided in Section 29).

17	Hyundai ABS Funding LLC Agreement

Section 27.              Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28.              Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29.              Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 10, 20, 21, 22, 23, 24, 26, 29 and 31, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Director, in accordance with its terms. In addition, the Independent Director shall be an intended beneficiary of this Agreement.

Section 30.              Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31.              Amendments.

(a)            Subject to Section 9(j), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member; provided that, so long as any Obligation rated by S&P is outstanding, prior written notice thereof shall be given to S&P.

Notwithstanding any other provision of this Agreement, Schedule B hereto may be amended without the prior written notice to or consent of any party.

Section 32.              Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

18	Hyundai ABS Funding LLC Agreement

Section 33.              Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 34.              Effectiveness.

Pursuant to Section 18-201 (d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on the date hereof.

[signature page follows]

19	Hyundai ABS Funding LLC Agreement

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first above written.

MEMBER:

HYUNDAI CAPITAL AMERICA

By:	/s/ Kwansun Ahn
Name: Kwansun Ahn
Title: Chief Financial Officer (interim)

SPECIAL MEMBER:

/s/ Jennifer A. Schwartz
Name: Jennifer A. Schwartz

The Independent Director hereby acknowledges and agrees to the terms of this Agreement.

INDEPENDENT DIRECTOR:

By:	/s/ Jennifer A. Schwartz
Name: Jennifer A. Schwartz

S-1	Hyundai ABS Funding LLC Agreement

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. A Person shall not be deemed to be an Affiliate of any specified Person solely because such other Person has the contractual right or obligation to manage such specified Person or act as servicer with respect to the financial assets of such specified Person unless such other Person controls the specified Person through equity ownership or otherwise.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Certificate of Conversion” has the meaning set forth in the recitals to this Agreement.

“Certificate of Formation” has the meaning set forth in the recitals to this Agreement.

A-1	Hyundai ABS Funding LLC Agreement

“Company” has the meaning set forth in the recitals to this Agreement.

“Conversion” has the meaning set forth in the recitals to this Agreement.

“Corporation” has the meaning set forth in the recitals to this Agreement.

“Covered Persons” has the meaning set forth in Section 20(a).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Directors” means the Persons elected to the Board of Directors from time to time by the Member, including the Independent Director, in their capacity as managers of the Company. A Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Independent Director” means a member of the Board of Directors who (I)(i) is an SPE Service Company Employee and (ii) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a director of the Company, (A) a director (other than his or her services as an independent director or independent manager of an Affiliate of the Company that is a bankruptcy-remote special purpose entity), officer, employee, partner, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Hyundai Capital America or any of its subsidiaries or Affiliates (other than the Company), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, member, manager, Affiliate or supplier of any of the Independent Parties (other than the Company), or (D) a member of the immediate family of any director, officer, employee, partner, member, manager, Affiliate or supplier of any of the Independent Parties and (II) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy.

“Material Action” means any of the following actions: (i) institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, (ii) file a voluntary bankruptcy petition or any other petition seeking or consenting to reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency, (iii) consent to the appointment of a receiver, trustee, liquidator, sequestrator or assignee or other similar official for the Company or a substantial part of its property, (iv) admit in writing to the inability of the Company to pay its debts generally as they become due, (v) make any assignment for the benefit of creditors of the Company, or, to the fullest extent permitted by law, take action in furtherance of any such action, (vi) merge or consolidate with any other entity, or otherwise acquire substantially all of the assets of any other entity, or (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vi) of this definition.

“Member” means Hyundai Capital America, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Member.

A-2	Hyundai ABS Funding LLC Agreement

“Obligations” shall mean any Securities and the indebtedness, liabilities and obligations of the Company under or in connection with the Transaction Documents or any related document in effect as of any date of determination.

“Officer” means an officer of the Company described in Section 11.

“Person” means an individual, partnership, joint venture, corporation, national banking association, trust, limited liability company, other entity, association or unincorporated organization, and a government or agency or political subdivision thereof.

“Receivables Assets” has the meaning assigned to such term in Section 7(a)(i).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Securities” means any bond, note, certificate or other security secured primarily by or evidencing beneficial ownership in any Receivables Assets.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(c), a person acting as Independent Director, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“SPE Service Company” means any entity that provides, in the ordinary course of its business, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“SPE Service Company Employee” means any natural person who, at the time of his or her appointment as an Independent Director was a full time employee of an SPE Service Company.

“Transaction Documents” has the meaning assigned to such term in Section 7(a)(xiii).

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

A-3	Hyundai ABS Funding LLC Agreement

SCHEDULE B

Member

Name	Mailing Address	Membership Interest
Hyundai Capital America	3161 Michelson Drive, Suite 1900 Irvine, California 92612	100%

B-1	Hyundai ABS Funding LLC Agreement